SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (the "Agreement") is made by and between C2 Communications Technologies, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 104 E. Houston St., Suite 173, Marshall, Texas 75670 ("C2"), and AT&T Corp., a corporation organized under the laws of the State of New York, with its principal place of business at One AT&T Way, Bedminster, New Jersey 07921 ("AT&T").

RECITALS

WHEREAS, C2 is the owner of all right, title and interest in and to certain intellectual property, including U.S. Patent No. 6,243,373 (the "Patent-in-Suit");

WHEREAS, C2 filed suit against AT&T and others in the United States District Court for the Eastern District of Texas, Marshall Division, under Civil Action No. 2:06-CV-241 TJW, styled *C2 Communications Technologies, Inc. v. AT&T Corp. et al.*, alleging infringement of the Patent-in-Suit (the "Lawsuit");

WHEREAS, AT&T has denied any infringement of the Patent-in-Suit and maintained that the asserted claims are invalid;

WHEREAS, the parties disagree about the scope of the claims in the Patent-in-Suit, and their disagreement has not yet been resolved by the Court's claim construction ruling;

WHEREAS, it is a condition precedent of this Agreement that no claim construction ruling be issued by the Court before the Effective Date of this Agreement;

WHEREAS, C2 believes that if the Court adopts its proposed claim constructions, AT&T's potential liability in the Lawsuit will be far more than Three Million Seven-Hundred and Fifty Thousand Dollars ($3,750,000);

WHEREAS, AT&T believes that if the Court adopts its proposed claim constructions, its liability will be far less than Three Million Seven-Hundred and Fifty Thousand Dollars ($3,750,000), if anything;

WHEREAS, C2 and AT&T now desire to avoid further litigation risks and expenses, and mutually seek a settlement of the Lawsuit and enter into this Agreement providing for a full, final, complete and global settlement of all claims between C2 and its Affiliates, on the one hand, and AT&T and its Affiliates, on the other hand, and for certain releases and licenses on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

1. Definitions.

1.1 "Affiliates" means and includes any corporation, company, joint venture, partnership, firm, subsidiary or other entity formerly, now or hereafter controlled by, controlling, or under common control with any Party, where "control" means the direct or indirect ownership or control (whether through contract or otherwise) of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors in the case of corporate entities and in the case of non-corporate entities, fifty percent (50%) or more of the equity interest with the power to direct management policies or the power to direct management regardless of equity interest. Notwithstanding the foregoing, AT&T's "Affiliates" shall not now or in the future include any of AT&T's co-defendants in the Lawsuit or any party that was engaged in pending litigation with C2 regarding one or more of the Licensed Patents before becoming an Affiliate; provided

however, that any such co-defendant or party may qualify an Affiliate (assuming they otherwise qualify) once they are no longer a party to such Lawsuit or litigation.

1.2 "Effective Date" means the date or the last of the dates, if different, on which this Agreement is executed by all the parties.

1.3 "Licensed Patents" means (a) all present patents and patent applications owned by any of C2 and its Affiliates, including the Patent-in-Suit, (b) all present patents and patent applications in which C2 has the right to grant licenses, (c) all present or future divisionals, continuations, continuations-in-part, reissues, reexaminations of the any of the patents and patent applications referenced in clauses (a) and (b) of this Section 1.3, and (d) any present or future foreign counterparts (including all foreign country rights similar to intellectual property rights granted under U.S. patents as well as all international and collective patent office rights, if any) of any of the patents and patent applications referenced in clauses (a), (b), and (c) of this Section 1.3. For avoidance of doubt, reference to present patent applications above includes all patents issuing at any time from such patent applications.

1.4 "Licensed Products" means all goods and/or services sold, used, put into service, leased, licensed or provided (directly or indirectly) by AT&T or any of its Affiliates, or by third parties (other than AT&T's co-defendants in the Lawsuit) acting on AT&T's or any of its Affiliates' behalf, anywhere in the world that may qualify as infringement under 35 U.S.C. § 271, including Sections 271 (b), (c), (f), or (g), of one or more claims of the Patent-In-Suit or any of the Licensed Patents when sold, used, put into service, leased, licensed or provided (directly or indirectly) by AT&T or any of its Affiliates, or by said third parties (other than AT&T's co-defendants in the Lawsuit) acting on AT&T's or any of its Affiliates' behalf.

1.5 With respect to a Licensed Product, the term "Normal Use" means any use of the Licensed Product itself, as well as the use of any combination of the Licensed Product with

another product(s) or service(s), which combination is anticipated, routine, normal, or a common way of using the Licensed Product.

1.6 "Accused Call" means a telephone call that: (i) is sent from the calling party to a central office and then to a media gateway (e.g. network gateway border element) in PSTN format (e.g. TDM), (ii) is converted from PSTN format to IP format, (iii) is transmitted over an IP network to a second media gateway (e.g. network gateway border element), and (iv) is converted from the IP format back to a PSTN format.

2. Release, Dismissal and Grant of License.

2.1 C2, on behalf of itself and its respective predecessors, successors, parents, subsidiaries, Affiliates, assigns, agents, attorneys, directors, officers, partners, employees and their heirs and executors do hereby fully and unconditionally release, acquit and forever discharge AT&T and its Affiliates from any and all actions, causes of action, claims or demands, liabilities, damages, attorneys' fees, court costs, or any other form of claim or compensation, known or unknown, relating to, based upon, or arising out of, any infringement of the Licensed Patents or the Lawsuit, including any act of past, present, or future infringement, misappropriation or other violation of one or more of the Patent-in-Suit or the Licensed Patents.

2.2 C2 shall dismiss with prejudice all claims brought against AT&T by filing an executed stipulation of dismissal, in the form set forth as Exhibit A hereto, within three (3) business days of receipt of the Payment under Paragraph 4.1.

2.3 C2 (on behalf of itself and its Affiliates) hereby grants to AT&T and its Affiliates, effective as of the Effective Date, a non-exclusive, irrevocable, perpetual, world-wide, fully paid-up, royalty-free license under any one or all of the claims of the Licensed Patents to make, use, sell, import, lease, offer to sell, distribute, or otherwise dispose of any Licensed Products (and to have others, apart from AT&T's co-defendants in the Lawsuit for so long as they remain

a party to the Lawsuit, do any of the foregoing acts for or on behalf of AT&T or its Affiliates). The foregoing license includes the right of AT&T or its Affiliates to engage in acts which may qualify as infringement under 35 USC § 271, including Sections 271 (b), (c), (f) and (g). C2 (on behalf of itself and its Affiliates) also hereby grants to AT&T and its Affiliates, effective as of the Effective Date, the right to convey to customers, under any of the Licensed Patents, the right to make Normal Use of any such Licensed Products furnished directly or indirectly to such customers. Furthermore, as of the Effective Date, C2, on behalf of itself and its Affiliates, grants to AT&T and its Affiliates, under the Licensed Patents, the right to convey, to (a) end-users, the right to make Normal Use of (i) any such Licensed Products furnished directly or indirectly to such end-users and (ii) the products or services of others referenced in clause (b) of this sentence; and (b) others, the right to directly or indirectly furnish any product or service to such end-users in connection with the end-user's Normal Use of a Licensed Product.

2.4 C2 (on behalf of itself and its Affiliates) hereby covenants not to sue AT&T or its Affiliates, end-users and others for any activities authorized by the rights granted in paragraph 2.3 of this Agreement.

2.5 Notwithstanding any other provisions of this Agreement, including but not limited to Sections 2.1 through 2.5 of this Agreement, nothing herein shall be construed as conferring a license, covenant not to sue, or release of any third party including but not limited to any of AT&T's co-defendants in the Lawsuit, except as set forth expressly herein. Moreover, except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any rights on any third party (including but not limited to AT&T's co-defendants in the Lawsuit) by estoppel.

3. Warranties and Representations.

3.1 C2 (on behalf of itself and its Affiliates) makes the following representations and warranties:

a. C2 and/or its Affiliates own the entire right, title and interest in and to the Licensed Patents, including, for avoidance of doubt, the Patent-in-Suit, and the inventions disclosed and claimed therein;

b. C2 has the right to enter into this Agreement with AT&T;

c. There are no liens, conveyances, mortgages, assignments, encumbrances or other agreements or obligations which would prevent or impair the full and complete privileges granted by C2, on behalf of itself and its Affiliates, pursuant to the full terms and conditions of this Agreement; and

d. C2, on behalf of itself and its Affiliates, has not entered and shall not enter into any other agreements which would interfere with the rights, privileges and immunities granted herein by C2, on behalf of itself and its Affiliates, during the full term of this Agreement.

e. To the extent that C2 grants any rights or makes any other promise on behalf of another entity (for example, an Affiliate of C2), C2 has the authority to bind such other entity to such grant and promise.

f. In the event C2 exclusively licenses, sells, assigns or transfers any right, title or other interest in any of the Licensed Patents, or any portion of the patents, such exclusive license, sale, assignment or transfer shall be subject to the releases, covenants and licenses granted in this Agreement.

3.2 AT&T warrants and represents that

(a) it has the right and authority to enter into this Agreement;

(b) As of the Effective Date, AT&T is selling only two products or services in the United States that may involve an Accused Call: GHIA (previously called Global Clearing House) and AVOICS. Between June 5, 2001 and December 31, 2006, AT&T's best estimate of its gross revenues (without any offsets for expenses or charges for services rendered by AT&T to third parties) derived from sales of GHIA (previously called Global Clearing House) and AVOICS involving an Accused Call originating in the United States did not exceed $120 million (excluding Least Cost Routing calls completed using GHIA (previously called Global Clearing House), for which AT&T does not maintain gross revenue data in the ordinary course of business).

4. Consideration.

4.1 In full and complete consideration of the rights, privileges, immunities, releases and license set forth in this Agreement and based upon the representations and warranties set forth in Section 3, and for other good and valuable consideration, AT&T shall make payment to C2 in the amount of Three Million Seven-Hundred and Fifty Thousand Dollars ($3,750,000) in U.S. currency. Such payment shall be paid immediately upon (and in no event more than ten (10) days after) the Effective Date of this Agreement. The payment shall be sent via wire transfer to the following account:

Ward & Olivo
Bank of America
367 Springfield Avenue
Summit, New Jersey 07901
Routing Number: 026009593
Account Number: 9417942299

5. Terms and Termination.

5.1 This Agreement is effective beginning on the Effective Date and shall remain in full force and effect until six (6) years after the expiration date of the last to expire of the Licensed Patents.

5.2 Sections 2, 3, 6, and 8 shall survive the termination of this Agreement.

6. Confidentiality.

Any party hereto may disclose this Agreement to any governmental body having jurisdiction to call therefor, or in order to comply with financial or regulatory reporting requirements or as otherwise may be required by law or court order. C2 may publicly disclose that it entered into this Agreement to resolve the Lawsuit. C2 may disclose this Agreement to the parties in the Lawsuit under the highest level of protection available under the Protective Order entered by the Court in the Lawsuit. Any party may disclose this Agreement in submissions to a court as necessary to seek to enforce this Agreement in such court, with references to the Agreement and the Agreement itself being submitted under seal if possible. If required by law, either party may disclose this Agreement in future litigation or other legal proceedings under the highest level of protection available for such disclosure under the protective order, if any, entered in such litigation or other legal proceeding. Except as set forth above and in Section 8.6, the parties and their respective agents and attorneys shall keep the existence and the terms of this Agreement confidential and shall not now or hereafter divulge the financial terms of this Agreement or any part thereof to any third party.

7. Assignment and Transfer.

Subject to C2's representations and warranties, any entity having rights hereunder may assign its rights in this Agreement to another entity which acquires a majority of the assets of the entity. In addition, the rights granted herein under the Licensed Patents shall inure to the benefit

of any purchaser or acquirer of a product line, business or business unit which is licensed herein and includes Licensed Products. Notwithstanding the above, none of the rights and privileges granted herein are in any way transferable, directly or indirectly, through assignment, acquisition or otherwise, to any of AT&T's co-defendants in the Lawsuit. Should AT&T or its Affiliates acquire all or part of the business of one of AT&T's co-defendants in the Lawsuit, or vice-versa, the rights and privileges granted to AT&T and its Affiliates herein shall apply only to the business of AT&T and its Affiliates existing at the time of such acquisition and shall not apply to the business of such co-defendant for so long as it remains a party to the Lawsuit.

8. Miscellaneous.

8.1. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. This Agreement shall not be extended, supplemented or modified in any manner except by a written instrument executed by duly authorized representative of the parties

8.2. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the domestic law of the state of New York without giving effect to any choice of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the state of New York.

8.3. Successors in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. To the extent not provided for by operation of law, the Parties shall require any successor or assign to agree to be bound to the terms and conditions of this Agreement as a condition precedent to such succession or assignment.

8.4. Agreement Construction. The following rules shall be applied in the construction of provisions of this Agreement:

8.4.1. The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels' assistance. In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular Party having drafted the Agreement or such provision.

8.4.2. Neither the history of negotiations between the Parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

8.4.3. As used in this Agreement, (a) neutral pronouns and any derivations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural and vice versa, as the context may require; (b) the words "hereof," "herein," "hereunder" and other words of similar import refer to this Agreement as a whole, including all exhibits and schedules as the same may be amended or supplemented from time to time, and not to any subdivision of this Agreement; (c) the words "Party" and "Parties" refer, respectively, to a party or to both of the parties to this Agreement; (d) the word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (e) the word "or" shall be interpreted in its inclusive sense unless there is an express limitation to the contrary, such that, for example, absent such express limitation, a provision of the form "A or B" shall be satisfied by "A" alone, "B" alone, or "A and B" together; and (f) explicit references to a particular Section hereof shall be deemed to include a reference to the subsections, if any, associated with the Section as well. This Agreement shall be fairly

interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

8.5. Severability. If any provision of this Agreement is found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed by such court or body under law.

8.6. Dispute Resolution. Any and all controversies or claims of any nature arising out of or relating to this Agreement or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (the "Claim") shall be resolved solely and exclusively by arbitration by the CPR Institute for Dispute Resolution ("CPR") in accordance with the provisions of this paragraph and the CPR Rules for Non-Administered Arbitration to the extent such rules do not conflict with this paragraph and Agreement. The Respondent's notice of defense shall be served upon the Claimant within ten (10) days after it receives the notice of arbitration (the date of receipt of notice of arbitration being "Commencement"). The arbitration shall be conducted by one (1) arbitrator agreed upon by the parties. The arbitrator shall strictly limit discovery to the production of documents directly relevant to the facts alleged in the notices of arbitration and defense and, if depositions are required, each Party shall be limited to three (3) depositions of no longer than three (3) hours each. The arbitrator shall issue an order preventing the Parties, CPR and any other participants to the arbitration from disclosing to any third party any information obtained via the arbitration, including discovery documents, evidence, testimony and the award except as may be required by law. All requests for injunctive relief shall be decided by the arbitrator, provided, however, that requests for temporary injunctive relief may be submitted to a court of competent jurisdiction if the arbitrator has not yet been appointed. The arbitrator shall not limit, expand or otherwise

modify the terms of this Agreement and shall not award punitive or other damages in excess of compensatory damages. Each Party shall bear its own expenses, but those related to the compensation of the arbitrator shall be borne equally.

8.7. Headings. Descriptive headings and titles used in this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

8.8. Counterparts; Facsimile Signatures. This Agreement may be executed as duplicate originals, both of which shall be regarded as one and the same instrument, and each of which shall be the official and governing version of this Agreement. This Agreement may be executed by facsimile signatures. In addition, single or duplicate originals of this Agreement may be executed by the Parties with multiple counterpart signature pages, where each individual Party executes a separate signature page; provided, however, that every Party executes a signature page.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized personnel as of the date and year written below.

AGREED:

C2 Communications Technologies, Inc. 104 E. Houston St., Suite 173 Marshall, Texas 75670	**AT&T Corp.** One AT&T Way Bedminster, New Jersey 07921
By: [signature]	By: Laurence Lafaro
Its: EXECUTIVE VP + SECRETARY	Its: GENERAL ATTORNEY & ASSOC. GEN COUNSEL
Date: FEB. 17/08	Date: 2/18/08